Exhibit 10.3

KINDLY MD, INC.

CONSULTING AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into by Wade Rivers, LLC, a Wyoming Limited Liability Company (“Consultant”), and Kindly MD, Inc., A Utah Corporation (“Kindly”) executed July 5th, 2022 and effective as of July 1, 2022.

RECITALS

A)	Kindly owns and operates a business that employs and contracts with medical professionals to provide therapeutic medicines and medical services (the “Business”).

B)	Consultant provides business consulting services related to the expansion and development of health and wellness business entities and connects industry professionals with interested parties to grow a brand.

C)	Kindly desires to enter into a contract with Consultant and Consultant desires to enter into a contract with Kindly as an independently contracted business consultant on the terms, covenants, and conditions hereinafter set forth.

AGREEMENT

1.	Duties.

(a)	Duties. Kindly hereby retains Consultant as an independently contracted business consultant to advise Kindly in the development and expansion of its brand, network, business model, and client base, and to develop Kindly’s marketing and growth strategies, to connect Kindly with industry professionals and distributors, and to oversee the operations of Kindly; and Consultant hereby accepts such contractual agreement. Consultant will be responsible for locating potential partners and growth opportunities for Kindly. Consultant will perform such duties as are customarily performed by a director in similar markets, as such duties may be assigned by Kindly. Consultant hereby accepts and agrees to perform such duties subject only to the general supervision and pursuant to the orders, advice, and direction of Kindly.

(b)	Non-Exclusive Relationship. Consultant may desire to engage in business consulting with and for other companies. Subject to the limitations in Paragraphs 2, 6, 7 and 8 herein, nothing else will prevent Consultant from providing such services to other companies at any time that Consultant is not present at Kindly’s business location or otherwise providing services to Kindly as provided in this Agreement.

2.	Best Efforts. Consultant will at all times faithfully, industriously, and to the best of its ability, experience, and talents, perform all duties in accordance with generally accepted standards for a business consultant in the State of Utah and to the reasonable satisfaction of Kindly.

3.	Term. This Agreement will continue in effect until 30 days after either party provides written notice of termination to the other party. Notwithstanding the foregoing, Kindly and or the Consultant may immediately terminate this Agreement for any reason.

4.	Compensation. In exchange for the Duties listed above, the Consultant shall receive newly- issued, restricted stock of Kindly in the amount equal to one hundred twenty thousand dollars ($120,000) per year (“Stock Compensation”), payable in accordance with the customary stock issuance practices of Kindly, but not less than bi-annually. Stock issuances will be subject to SEC rule 144. The per-share value of the Stock Compensation shall be determined as follows: (i) if Kindly is not trading on a public market, then the Board of Kindly shall estimate the value of the Stock Compensation on a good faith basis; (ii) if Kindly is trading on a public market, the value of the Stock Compensation shall be issued based on the average bid and ask price of Kindly’s stock on the day immediately prior to the issuance of the Stock Compensation. The Stock Compensation shall be reviewed at least annually by the compensation committee of the Board and may be changed in the sole discretion of the compensation committee. If Kindly does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Consultant unless such participation is required.

5.	Confidentiality. Consultant acknowledges that in the course of the independently- contracted services he provides to Kindly, it may receive Confidential or Proprietary Information of and from Kindly, in addition to other private information protected under HIPAA (as defined below), all of which will remain the sole property of Kindly. Consultant will not, except as appropriate in connection with Kindly’s business, at any time (i) disclose or deliver private, Confidential or Proprietary Information to any person; (ii) use such information in any manner, or (iii) use any private, Confidential or Proprietary Information for the direct or indirect benefit of any person or entity other than Kindly, except as Kindly may otherwise consent or direct in writing. Consultant will use reasonable and diligent efforts to maintain the proprietary nature, security and/or confidentiality of all private, Confidential or Proprietary Information. Consultant will also keep confidential any information provided by any customer or other third party to Kindly under obligation of confidentiality. Consultant will promptly notify Kindly if he becomes aware of any misuse or wrongful disclosure of private, Confidential or Proprietary Information by any person. All private, Confidential or Proprietary Information is and will remain the sole property of and in control of Kindly. All obligations of confidentiality will continue for as long as is permitted under Utah and/or federal law. The foregoing obligations will be in addition to any other confidentiality obligations imposed by law. “Private Information”, “Confidential Information” and “Proprietary Information” mean all present and future confidential or proprietary information belonging to Kindly, including HIPAA protected information, whether in written, electronic or oral form, and whether developed or held by Consultant or by other Kindly employees, agents or independent contractors including but not limited to technology, inventions, processes, products, trade secrets, ideas, business and marketing plans and information, financial and operational matters, pricing information, customer names, proprietary financial strategies and programs, health records and data, and including all information marked as confidential or which reasonably should be understood to be private, confidential or proprietary, whether or not so marked. However, private, Confidential or Proprietary Information does not include information that Consultant can show is or has become available for unrestricted public use, without breach of this or any other agreement.

6.	Non-solicitation. Consultant acknowledges and agrees that it will be introduced to and will provide services to Kindly’s former, present and future customers and employees and that its working for Kindly, or cease using the products or services of Kindly or to use similar products or services of another similar business.

7.	Non-compete. During the duration of this Agreement and for a period of one (1) year after the date this Agreement is terminated for any reason whatsoever, Consultant shall not, directly or indirectly, on Consultant’s own behalf or on behalf of any other person or entity, whether as an employee, officer, director, partner, investor, consultant or agent: (i) engage in any business or activity that competes with Kindly’s business within the Territory (as hereinafter defined); (ii) render any services to any person or entity for use in competing with the Business of Kindly within the Territory; (iii) have an interest, in any capacity, including, without limitation, as an owner, partner, shareholder, officer, director, principal, agent, trustee, consultant, or otherwise, in any business that competes with the Business of Kindly within the Territory (provided, however, Consultant may own, directly or indirectly, solely as an investment, securities of any business which are publicly traded if Consultant is not a controlling person of, or a member of a group which controls, such business and does not, directly or indirectly, own 5% or more of any class of securities of such business); or (iv) interfere with Business relationships (whether formed heretofore or hereafter) between Kindly and its customers, prospective customers or vendors. For purposes hereof, “Business” shall mean the operation of a medical or therapeutic clinic that employs and/or contracts with licensed medical professionals to provide therapeutic medicines and medical services related to the regulated use of cannabis. “Territory” shall mean anywhere within the state of Utah.

8.	Independent Contractor. Consultant acknowledges and agrees that it is an independent contractor and not an agent or employee or officer of Kindly. Consultant further acknowledges and agrees that it will not be treated as an employee for federal or state tax purposes nor for purposes of the Federal Unemployment Tax Act, the Federal Insurance Contributions Act, the Social Security Act, or any state unemployment, employment security or workers compensation acts or any other federal or state laws applicable to employees. Consultant waives all claims against Kindly with respect to or that may arise under such statutes and mandates. Consultant agrees to pay all applicable federal and state income taxes, self- employment taxes, sales taxes, local taxes and fees that may become due as a result of its activities pursuant to this Agreement.

9.	Indemnification. Kindly warrants and represents that all oral communications, written documents or materials furnished to the Consultant by Kindly with respect to financial affairs, operations, profitability and strategic planning of Kindly are accurate and the Consultant may rely upon the accuracy thereof without independent investigation. Kindly will protect, indemnify and hold harmless the Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from the Consultant’s communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from the Consultant’s communication or dissemination of information not provided or authorized by Kindly.

10.	General Provisions.

(a)	Interpretation. Captions and headings are used for reference only and are not to be used in construing or interpreting this Agreement. All recitals set forth at the beginning of this Agreement are, by this reference, fully incorporated into this Agreement. As used herein (i) the singular includes the plural (and vice versa) and the masculine or neuter gender include the feminine gender (and vice versa) as the context may require; (ii) locative adverbs such as “herein”, “hereto”, and “hereunder” refer to this Agreement in its entirety and not to any specific section or paragraph; (iii) the terms “include”, “including”, and similar terms will be construed as though followed immediately by the phrase “but not limited to;” (iv) “A or B” means “A or B or both,” and (v) the terms “party” and “parties” refer only to a named party or parties to this Agreement unless the context requires otherwise. All parties have jointly participated in the negotiation and drafting of this Agreement upon advice of their own, independent counsel or had the opportunity to do so, and this Agreement will be construed fairly and equally as to all parties as if drafted jointly by them.

(b)	Attorney Fees, Costs and Expenses. If any party defaults in any of the covenants or agreements herein contained, that defaulting party will pay all costs and expenses, including reasonable attorneys’ fees, which may arise or accrue from enforcing this Agreement or in pursuing any remedy provided hereunder or by applicable law or in defending in any such action, as applicable, whether such remedy is pursued by filing suit or otherwise. This obligation of the defaulting party to pay costs and expenses includes all costs and expenses, including reasonable attorneys’ fees, incurred on appeal and in bankruptcy proceedings.

(c)	Time of Essence. Time is of the essence in each and every term and provision of this Agreement. All references to days herein will be deemed to refer to calendar days unless otherwise specified. If the final date for performance of any act required by this Agreement falls on a Saturday, Sunday, or legal holiday, such act may be performed on the next day which is not a Saturday, Sunday, or legal holiday.

(d)	Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement and constitutes the entire and exclusive understanding and agreement between the parties regarding this subject matter. This Agreement supersedes any previous negotiations, letters of intent, offers, counteroffers, agreements, or representations that may have been communicated or executed by the parties.

(e)	Notices. Each party will give the other party all notices or communications to be given under this Agreement in writing and either personally delivered or deposited in the mail to the address shown below of the party entitled to receive notice, postage prepaid, registered or certified. The address of either party may be changed by written notice to the other party. Notices are deemed received immediately upon personal delivery or three business days after deposit in the mail as reflected above.

(f)	Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, representatives, successors and permitted assignees. This Agreement is intended for the exclusive benefit of the parties and permitted assignees and is not intended and (except for any provisions expressly benefiting a third party) will not be interpreted as conferring any benefit on any third party, including the general public. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

(g)	Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all taken together will constitute one and the same agreement. Fax copies of this Agreement and fax signatures thereon will have the same force, effect, and legal status of originals.

(h)	Severability. If any portion of this Agreement is declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion will be deemed severed from this Agreement, and the remaining parts of the Agreement, including the remaining parts of the paragraph of which the invalid, illegal or unenforceable portion was a part, will remain in full force and effect as fully as though such invalid, illegal, or unenforceable portion had never been part of this Agreement. The parties will replace any such invalid, illegal or unenforceable portion with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid, illegal or unenforceable portion.

(i)	Governing Law. The laws of the State of Utah will govern this Agreement without regard to choice of law or conflicts of law principles. Jurisdiction and venue for any action concerning this Agreement will be solely and exclusively in Salt Lake County, Utah.

(j)	Permitted Actions. Actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion unless the context requires otherwise.

The parties are signing this Agreement as of the date first set forth above.

/s/ Tim Pickett	/s/ Casey Pickett
Tim Pickett, CEO,	Casey Pickett, Member
Kindly MD, Inc.	Wade Rivers, LLC

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